Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our report dated January 23, 2004 (except Note 13, as to which the date is June 14, 2004), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-114336) and related Prospectus of Icagen, Inc. for the registration of                  shares of its common stock.

Ernst and Young LLP

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split as described in Note 13 to the financial statements.

/s/    Ernst and Young LLP

Raleigh, North Carolina

June 25, 2004